SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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UNITED COMMUNITY FINANCIAL CORP.
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UNITED COMMUNITY FINANCIAL CORP.

275 West Federal Street

Youngstown, Ohio 44503-1203

(330) 742-0500

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Notice is hereby given that a Special Meeting of Shareholders of United Community Financial Corp. (“UCFC”) will be held at the Edward W. Powers Auditorium located in the De Yor Performing Arts Center, 260 West Federal Street, Youngstown, Ohio, on May 28, 2013, at 10:00 a.m., Eastern Time, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

1.	To approve the issuance of an aggregate of 7,942,000 common shares of UCFC upon the conversion of UCFC’s recently issued 7,942 shares of Mandatorily Convertible Non-Cumulative Preferred Stock, Series A, as described in the Proxy Statement and the Articles of Incorporation, as amended, and for purposes of NASDAQ Stock Market Listing Rule 5635;

2.	To approve the issuance and sale of an aggregate of 755,820 common shares of UCFC to certain named insiders of UCFC, as described in the Proxy Statement, and for purposes of NASDAQ Stock Market Listing Rule 5635;

3.	To approve the grant of discretionary authority to the persons named as proxies to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the proposals listed above; and

4.	To transact such other business as may properly come before the Special Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be conducted at the Special Meeting.

Only shareholders of record at the close of business on April 15, 2013, will be entitled to vote at the Special Meeting. Whether or not you expect to attend the Special Meeting, we urge you to consider the accompanying Proxy Statement carefully and to SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND THE PRESENCE OF A QUORUM AT THE SPECIAL MEETING MAY BE ASSURED. Submitting a proxy does not affect your right to vote in person in the event you attend the Special Meeting.

By Order of the Board of Directors

Jude J. Nohra

General Counsel & Secretary

Youngstown, Ohio

April 22, 2013

United Community Financial Corp.

275 West Federal Street

Youngstown, Ohio 44503-1203

(330) 742-0500

PROXY STATEMENT

The Board of Directors of United Community Financial Corp., an Ohio corporation (“UCFC” or the “Company”), is soliciting the enclosed proxy for use at the Special Meeting of Shareholders of UCFC to be held at the Edward W. Powers Auditorium located in the De Yor Performing Arts Center, 260 West Federal Street, Youngstown, Ohio, on May 28, 2013, at 10:00 a.m., Eastern Time (the “Special Meeting”), and at any adjournments thereof. The sole purpose of the meeting is to consider the shareholder proposals discussed in this Proxy Statement; accordingly, no presentation will be made and the Company will not be serving refreshments.

Each properly executed proxy received prior to the Special Meeting and not revoked will be voted as specified thereon or, in the absence of specific instructions to the contrary and so long as the proxy does not represent a broker non-vote, will be voted:

“FOR” the approval of the issuance of an aggregate of 7,942,000 common shares of UCFC upon the conversion of UCFC’s recently issued 7,942 shares of Mandatorily Convertible Non-Cumulative Preferred Stock, Series A;

“FOR” the approval of the issuance and sale of an aggregate of 755,820 common shares of UCFC to certain named insiders of UCFC; and

“FOR” the grant of discretionary authority to the proxy holders to adjourn the Special Meeting to a later date, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes to approve the proposals listed above.

Proxies may be revoked by (a) delivering a written notice expressly revoking the proxy to the Secretary of UCFC at the above address prior to the Special Meeting, (b) delivering a later dated proxy to UCFC at the above address prior to the Special Meeting or (c) attending the Special Meeting and voting in person. Proxies may be solicited by the directors, officers and other employees of UCFC and The Home Savings and Loan Company of Youngstown, Ohio, a wholly-owned subsidiary of UCFC (“Home Savings”), in person or by telephone, telecopy, mail or electronic mail, for use at the Special Meeting and any adjournments thereof. The Company has retained Alliance Advisors, LLC, a proxy soliciting firm, to assist in the solicitation of proxies, for which they will receive a fee of $14,000, plus an additional fee of $5,000 if the shareholder proposals are approved and reimbursement of their expenses. This Proxy Statement is first being sent to UCFC shareholders on or about April 22, 2013.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING TO BE HELD ON MAY 28, 2013

This Proxy Statement is available at http://www.cfpproxy.com/4576.

This Proxy Statement is not an offer to sell or the solicitation of an offer to buy common shares or any other securities. Offers and sales of common shares will only be made by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, and applicable state securities laws, on the terms and subject to the conditions set forth in such prospectus.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

In some cases, UCFC has multiple shareholders of record at a single address. UCFC sends a single proxy statement to that address unless it receives instructions to the contrary. However, each shareholder of record will continue to receive a separate proxy card. This practice, known as “householding,” is designed to reduce printing and postage costs. If you wish to receive a separate copy of this year’s annual report or Proxy Statement, you may request it by writing to the Secretary of UCFC at the above address or calling (330) 742-0500. If you wish to discontinue householding entirely, you may contact Registrar and Transfer Company by telephone at 1-800-368-5948, by e-mail at info@rtco.com, or by written instructions sent to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572. If you receive multiple copies of the Proxy Statement, you may request householding by contacting Registrar and Transfer as noted above. If your shares are held in street name through a bank, broker or other holder of record, you may request householding by contacting that bank, broker or other holder of record.

VOTING RIGHTS

Only shareholders of record as of the close of business on April 15, 2013 (the “Voting Record Date”), are entitled to vote at the Special Meeting. As of the Voting Record Date, there were                      common shares entitled to vote at the Special Meeting. Each common share is entitled to one vote at the Special Meeting on all matters properly presented at the meeting. Preferred Shares are not entitled to vote at the Special Meeting on any of the matters presented.

Common shares represented by properly executed proxies returned to UCFC prior to the Special Meeting will be counted toward the establishment of a quorum for the Special Meeting even though they are marked “ABSTAIN” or “AGAINST” or to withhold authority on any or all matters or are not marked at all.

“Broker non-votes” are common shares held of record by brokers or other nominees that are present in person or by proxy at the meeting, but are not voted because instructions have not been received from the beneficial owner with respect to a particular matter over which the broker or nominee does not have discretionary authority to vote. Broker non-votes are counted toward the establishment of a quorum but are not permitted to be voted on any of the proposals at the Special Meeting. If you do not return a proxy card and your common shares are held in “street name,” the broker non-vote will not count as a vote on the proposals. We encourage you to promptly provide your broker or other nominee with voting instructions if you want your common shares voted on each of the proposals and to carefully follow the instructions your broker gives you pertaining to their voting procedures.

Those common shares represented by properly executed proxies received prior to the Special Meeting and not revoked will be voted as directed by the shareholder. All valid proxies received prior to the Special Meeting that do not specify how the common shares should be voted will be voted FOR each of the proposals, unless the proxy represents a broker non-vote.

A majority of the outstanding shares as of the Voting Record Date must be present at the Special Meeting, either in person or by proxy, to constitute a quorum. There must be a quorum for the Special Meeting to be held for the purposes of voting on Proposals 1 and 2. To constitute shareholder approval under The NASDAQ Stock Market (“NASDAQ”) Listing Rule 5635, each of Proposals 1 and 2 must receive at least the affirmative vote of a majority of the total votes cast on such proposal. Abstentions and broker non-votes will not count as votes for or against Proposal 1 or 2 and will have no effect on the outcome.

For Proposal 3, the affirmative vote of a majority of votes cast is necessary to grant discretionary authority to proxy holders to adjourn or postpone the meeting as necessary or appropriate, regardless of whether a quorum is present. Abstentions and broker non-votes will not count as votes for or against Proposal 3 and will have no effect on the outcome.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of our statements contained in this Proxy Statement, including statements contained in documents or portions of documents incorporated by reference, are “forward-looking statements” within the meaning of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of invoking these safe harbor provisions. Forward-looking statements are not guarantees of performance or results. When we use words such as “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “target,” “could,” “is likely,” “should,” “would,” “will,” and similar expressions, you should consider them as identifying forward-looking statements, although we may use other phrasing.

All statements other than statements of historical fact included in this Proxy Statement regarding our outlook, financial position and results of operation, liquidity, capital resources and interest rate sensitivity are forward-looking statements. These forward-looking statements also include, but are not limited to:

•	anticipated changes in industry conditions created by state and federal legislation and regulations;

•

our ability to successfully obtain, or our belief as to the likelihood of successfully obtaining, a termination of the Holding Company Order (as defined below), Home Savings’ Memorandum of Understanding (“MOU”) entered into with the FDIC and Ohio Division of Financial Institutions (the “Ohio Division”) or any other regulatory action, mandate or burden placed upon UCFC or Home Savings;

•	anticipated changes in general interest rates and the impact of future interest rate changes on our profitability, capital adequacy and the fair value of our financial assets and liabilities;

•	retention of our existing customer base and our ability to attract new customers;

•	retention of our existing directors and management team and our ability to attract new directors and members of management;

•	the development of new products and services and their success in the marketplace;

•	the adequacy of the allowance for loan losses;

•	statements regarding our anticipated loan and deposit account growth, expense levels, liquidity and capital resources and projections of earnings;

•	the completion of the rights offering described in this Proxy Statement; and

•	our ability to pursue growth strategies and execute our business plan.

The forward-looking statements contained in this Proxy Statement are based on our beliefs and assumptions and on the information available to us at the time that these disclosures were prepared and involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results expressed or implied by such forward-looking statements. Although we believe the expectations reflected in such forward-looking statements are reasonable, we can give no assurance such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements included herein include, but are not limited to:

•	competition in the industry and markets in which we operate;

•	levels of classified and nonperforming assets;

•	changes in general interest rates;

•	loan demand;

•	rapid changes in technology affecting the financial services industry;

•	real estate values;

•	changes in government regulation, including increases in amounts of capital required by regulations or the regulators;

•	general economic and business conditions;

•	the failure of shareholders or other persons to subscribe for all of the shares offered in the rights offering to shareholders described below; or

•	the failure to consummate the rights offering for any reason.

For other factors, risks and uncertainties that could cause our actual results to differ materially from estimates and projections contained in these forward-looking statements, please read the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2012, and otherwise in our subsequent reports filed with the U.S. Securities and Exchange Commission (the “SEC”), which can be obtained on the SEC’s website at www.sec.gov. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary note. Any forward-looking statement speaks only as of the date that such statement was made, and, except as required by law, we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

PROPOSAL 1 — APPROVAL OF THE ISSUANCE OF COMMON SHARES UNDER NASDAQ LISTING RULE 5635 UPON THE CONVERSION OF PREFERRED SHARES

Summary of the Proposed Issuance

On January 11, 2013, UCFC entered into a Securities Purchase Agreement (each, a “Purchase Agreement,” and collectively, the “Purchase Agreements”) with each of 28 accredited investors (as that term is defined in Regulation D under the Securities Act of 1933, as amended) (each an “Investor,” and collectively, the “Investors”). Pursuant to the terms and conditions of such Purchase Agreements, UCFC and the Investors closed the transactions contemplated thereby on March 22, 2013. For a total purchase price of $39.9 million, the Investors acquired 6,574,272 newly issued common shares of UCFC, at $2.75 per common share, and 7,942 newly issued shares of Mandatorily Convertible Non-Cumulative Preferred Stock, Series A (“Preferred Shares”), at $2,750 per Preferred Share (the acquisitions collectively, the “Private Offering”). Each Preferred Share will automatically be converted into 1,000 common shares of UCFC upon the approval by the UCFC shareholders of such conversion and the issuance of the common shares upon such conversion. A copy of the form of Purchase Agreement is included as Appendix A to this Proxy Statement.

Upon completion of the issuance of 6,574,272 common shares and 7,942 Preferred Shares to the Investors, this proposal contemplates the issuance of 7,942,000 newly issued common shares upon the conversion of the 7,942 Preferred Shares, at a conversion price of $2.75 per common share, which Preferred Shares were issued in the Private Offering pursuant to the terms and conditions of the Purchase Agreements (the “Conversion”).

Reasons for Seeking Shareholder Approval

Because UCFC’s common shares are listed on the NASDAQ Global Market, UCFC is subject to NASDAQ Listing Rules and Corporate Governance Requirements. NASDAQ Listing Rule 5635(d) requires shareholder approval prior to the issuance of common shares, other than in a public offering, equal to 20% or more of the common shares outstanding before the issuance, for less than the greater of book value or market value of such shares. The 7,942,000 common shares to be issued upon Conversion of the Preferred Shares, along with the 6,574,272 common shares previously issued to the Investors in the Private Offering, will result in an aggregate issuance of common shares in excess of 20% of the number of shares outstanding prior to the closing of the Private Offering. The conversion price for the Preferred Shares of $2.75 per common share was less than the book value and market price per share of our common shares at the time of the closing of the Private Offering.

As a result, NASDAQ requires that the shareholders approve the issuance of common shares to be issued upon the Conversion of the Preferred Shares. Assuming the presence of a quorum, this proposal will be approved if a majority of the votes cast in person or by proxy at the Special Meeting vote in favor of the proposal to issue 7,942,000 common shares upon the Conversion of the Preferred Shares. As such, abstentions and broker non-votes will not count as votes for or against the proposal and will have no effect on the outcome.

Background of Our Efforts to Comply with Our Regulatory Orders, Improve the Risk Profile and Management of UCFC and Home Savings and Pursue Our Capital Plan and this Rights Offering

As further described below, we determined to raise capital through the Private Offerings and the shareholder rights offering because we believe that it is in the Company’s and its shareholders’ best interests to raise capital to:

•	Comply with UCFC’s regulatory and contractual obligations to act as a source of strength to Home Savings in the event that future capital infusions into Home Savings are necessary;

•

Achieve capital levels that are commensurate with our risk profile, which we believe will allow us to satisfy our regulatory commitments and increase the probability that regulators will terminate the Holding Company Order and MOU in the most timely manner possible; and

•	Allow us to pursue growth strategies and execute our business plan.

Summary of Our Efforts to Increase Capital Levels and Reduce Risk

In response to the deepening economic crisis that began in 2008, as well as UCFC’s Order to Cease and Desist (the “Holding Company Order”), the Home Savings Order to Cease and Desist (the “Bank Order”), which was terminated as of March 30, 2012, and replaced with a Consent Order (the “Consent Order”), we determined that we needed to eliminate UCFC’s outstanding debt and raise our capital levels in order to ensure our viability, maintain compliance with our orders, address our asset quality issues, achieve capital levels commensurate with our risk profile, and strengthen our business in order to take advantage of opportunities in our marketplace. Accordingly, over the ensuing four years, we successfully implemented a number of strategies to achieve these goals, including, but not limited to:

•

The sale of our broker/dealer and trust company subsidiaries on December 31, 2008, and March 31, 2009, respectively. These two transactions allowed us to eliminate UCFC’s debt and contribute additional capital to Home Savings, and resulted in a gain of approximately $11.2 million;

•	The sale of securities to capture gains of $1.9 million in 2009, $8.8 million in 2010, $8.6 million in 2011 and $6.3 million in 2012;

•	The sale of one of our branches in March 2010 for a gain of $1.4 million;

•	The sale of four additional branches in December 2011 at a net gain of $4.2 million, which also resulted in a reduction in branch-related overhead expenses of approximately $1.0 million per year;

•

The prepayment on June 29, 2010, of Home Savings’ ESOP loan to UCFC, after which UCFC contributed the $8.9 million in proceeds to Home Savings as a capital contribution. Home Savings’ capital levels also increased by another $1.2 million because of a tax benefit related to this transaction. The total capital infusion to Home Savings was $10.2 million; and

•

The sale of approximately 1.6 million of our common shares to an accredited investor at a price reflecting a premium of approximately 35% to the then current market price of our shares, which resulted in net proceeds of $2.0 million and provided working capital to UCFC.

Over the past four years, we also pursued strategies to control or reduce our expenses. In the fall of 2010, Home Savings eliminated its 401(k) match for 2011, saving approximately $500,000. In 2011, we completed a restructuring of our retail branch operations, which saved approximately $692,000 per year. During the fall of 2012, we consolidated our two branches in Willard, Ohio, resulting in additional expense savings of approximately $102,000 per year. Finally, in October 2012, we implemented a bank-wide staff reduction in work force, which resulted in the elimination of approximately 60 full-time equivalent positions. The salary and benefits associated with these positions totaled approximately $2.5 million per year.

To address continued deterioration and increasing risk in the loan portfolio, we implemented strategies to aggressively identify risk in the loan portfolio and improve our credit culture, including, but not limited to:

•	Conducting an annual formal credit risk assessment;

•	Creating an independent loan review function;

•	Increasing the frequency with which we review our commercial credits and analyze collateral values of classified loans;

•	Overhauling our commercial lending, commercial operations and credit administration functions;

•	Consolidating residential and consumer loan collections and servicing and developing a loss mitigation department;

•	Tightening and improving our loan/underwriting policies and procedures; and

•	Reducing our construction loan portfolio and segments of our commercial real estate loan portfolios.

As part of the Board’s strategy to reduce our risk profile, Home Savings completed a bulk sale of assets consisting primarily of nonperforming loans and real estate owned on September 21, 2012.

The capital, expense, asset quality and debt-reduction strategies described above allowed us to successfully comply with the terms of our regulatory orders for the entire time these orders have been in effect. These strategies also allowed us to complete the bulk sale of assets while still maintaining acceptable capital levels. We also believe that these strategies enabled us to raise capital at a time and at a price that our Board considered to be in the best interest of the Company and our shareholders, as further described below.

Summary of the Changes to our Board, Management and Corporate Governance

Simultaneously with our efforts to raise capital and reduce risk, we engaged in significant board recruiting efforts over the last few years. The Board elected and retained four highly qualified directors, including Scott D. Hunter, Scott N. Crewson, Lee Burdman and most recently, Marty E. Adams, in February 2013. Since 2008, six directors either resigned or retired from UCFC’s Board. In an effort to improve our governance standards and board independence, the Board appointed Richard J. Schiraldi as the non-executive, independent Chairman of the Board of both UCFC and Home Savings. In addition, Board Committee charters were improved, and formal Corporate Governance Guidelines adopted. To further assess and mitigate risks, we developed an enterprise risk management program, appointed an Officers Risk Management Committee and expanded UCFC and Home Savings’ Board Compliance Committee into the Compliance and Risk Management Committee. We also implemented a plan to strengthen management and establish a strong risk management and credit culture.

That plan successfully resulted in the following executive and senior management changes:

•	Patrick W. Bevack was appointed President and CEO of Home Savings and UCFC;

•	James R. Reske was appointed as CFO and Treasurer of UCFC and Home Savings and subsequently promoted to EVP of Home Savings;

•	Jude J. Nohra, UCFC’s Secretary, was promoted to General Counsel of UCFC;

•	Timothy W. Esson was promoted to SVP, CFO and Treasurer of Home Savings;

•	Matthew T. Garrity was hired as SVP and Chief Credit Officer;

•	Pamela S. Kloss, Home Savings SVP — Administration, was promoted to SVP and Chief Risk Officer;

•	Gregory G. Krontiris was hired as SVP and Chief Lending Officer; and

•	Barbara J. Radis was hired to SVP — Retail Banking.

Home Savings made a number of additional management changes, including new heads of its Consumer Lending, Marketing, Real Estate Owned, and Loss Mitigation departments. Home Savings also successfully bolstered its Credit, Collections, Legal, REO and Special Assets staff.

Background of the Capital Raise and Rights Offering

During the past four years, we undertook a significant amount of capital planning and analysis, including the exploration of various methods of raising capital through the issuance of additional shares. On numerous occasions, the Board met with potential financial advisors to discuss our ability to pursue a capital raise or strategic combination. The Board also regularly reviewed and evaluated our strategic plans, market value, regulatory status and ability to pursue our business objectives.

In November 2010, the Holding Company Order was amended to require UCFC to submit a capital plan to the Office of Thrift Supervision, which has been succeeded by the Board of Governors of the Federal Reserve (“FRB”). As we developed and pursued that plan, we worked diligently to determine if we should raise capital from outside sources and, if so, how much.

To assist the Board in pursuing its goals and evaluating its strategic alternatives, we engaged certain advisors, including:

•	In February 2011, Mr. Adams, by and through his consulting firm, Marty Adams Consulting, LLC, which was prior to his appointment as a director on February 26, 2013;

•	In April 2011, Vorys, Sater, Seymour and Pease LLP, as our outside counsel;

•	In June 2011, Sandler O’Neill + Partners, LP (Sandler) to represent UCFC as its financial advisor and placement agent in any capital raise; and

•

Two independent loan review firms, BKD LLP and Gateway Asset Management, LLC, were directly or indirectly engaged to review Home Savings’ loan portfolio and provide the Board with additional independent assessments of credit quality.

Also in April 2011, the Board formed a Capital Committee so that it could more efficiently pursue our capital plan and make recommendations to the Board regarding the plan and potential strategic combinations. The Board appointed Messrs. Bevack, Buoncore, Crewson and Schiraldi to the Committee. The Committee met seven times in 2011 and 10 times in 2012 to review, evaluate and discuss our capital plan and strategic alternatives. At these meetings, the Committee reviewed numerous presentations by its legal and financial advisors regarding our strategic alternatives, including raising capital.

With respect to a capital raise, the Board determined that it was in the best interests of the Company and its shareholders to raise enough capital to achieve asset quality levels that we believed would relieve the Company of its regulatory orders and fully address regulatory concerns (taking into account loss estimates arising out of due diligence on the loan portfolio and projected losses that might arise from a contemplated bulk sale, which at the time were thought to be approximately $70 million), absorb additional losses related to our remaining loan portfolio that might remain even after any such bulk sale was completed, and allow us to begin pursuing our business objectives. Accordingly, in October 2011, the Board determined that $75.0 million in new capital would best achieve those results, and based upon the price at which UCFC’s shares were trading during 2011, the Board anticipated raising such capital at a price of approximately $1.00-1.25 per share. The Board instructed Sandler to contact potential investors, including a number of UCFC’s larger shareholders, to determine the level of interest of investors and some of those shareholders in a potential capital offering by UCFC. Ultimately, three of UCFC’s existing shareholders agreed to participate in the private offerings, while others chose not to pursue the investment opportunity.

Given the anticipated size and pricing of the potential offering and the amount of dilution that would result, as well as the fact that following such a transaction new shareholders would have owned approximately 70% of UCFC, the Board, in evaluating which alternatives were in the Company and our shareholders’ best interests, authorized Sandler to begin contacting potential strategic partners with which the Company could pursue a transaction.

On March 30, 2012, the Bank Order was terminated, and the Board consented to the issuance of the Consent Order. The Consent Order required Home Savings to maintain a Tier One Leverage ratio of 9.0% (increased from 8.5% under the Bank Order) and a Total Risk Based Capital ratio of 12.0%. The Board continued to believe, based upon the Consent Order and regulatory mandates that UCFC and Home Savings had received regarding its combined capital levels, that UCFC had to raise capital from outside sources or seek a strategic combination.

During late spring and early summer 2012, discussions with potential investors diminished as UCFC pursued a potential transaction with possible strategic partners. Ultimately, negotiations with these parties either yielded indications of interest or offers that the Board determined were not in the best interests of our shareholders or were not likely to receive the required regulatory approvals.

During this same period, our stock price improved. By the end of July 2012, the price had increased by more than 100% from when the Board began pursuing the capital raise. At the same time, our focus on asset quality had resulted in significant improvement, with classified assets declining by approximately $57.3 million in the first half of 2012. As a further result of these efforts and changing market conditions, the estimate of the loss that we had expected to take to execute a bulk sale of nonperforming assets had declined from initial estimates that were as high as $76.0 million to approximately $30.0 million. In light of these factors, we began evaluating and exploring a smaller capital raise at a higher price.

During management’s meetings with potential investors prior to and during meetings held in November 2012, some potential investors inquired about the level of investment the Board would make in the capital raise.

Accordingly, the Board discussed the level of investment by directors in any offering. The Board believed that it was important to investors in a private offering and to existing shareholders to demonstrate that directors believed in the Company and its probability for future success, and all directors were encouraged to invest personally in the Insider Offering (defined below).

The Board considered at great lengths the merits of the capital raise and, in particular, the amount to be raised, including, but not limited to: the requirements of the current regulatory orders and previous regulatory directives regarding capital levels; higher regulatory capital requirements that might apply to us in the near future from, for example, the implementation of proposed Basel III capital requirements; the need to maintain a capital cushion above regulatory capital minimums to absorb any potential losses that might still arise in the loan portfolio (given our asset quality metrics which, while improved, remain elevated as compared to our capital levels and compared to peer levels); and UCFC’s liquidity requirements and its need to act as a source of strength to Home Savings (as further described below). The Board also took into account possible strategic opportunities for deploying the increased capital, and the improved likelihood of successfully doing so if capital levels were sufficient to allow us to pursue such strategies without financing contingencies. The Board also considered the dilutive effect of the additional capital on the ownership of existing shareholders and on our tangible book value, noting in particular how the terms of the proposed offering of $47.0 million at $2.75 per share were far less dilutive to our shareholders than the originally contemplated $75 million offering at $1.00-1.25 per share.

There also was extensive discussion amongst directors and their advisors regarding the fact that when the Board began this process in 2011, the Board had anticipated that at the $1.00-1.25 price stated above, the shares would be offered at a substantial discount to the market price (approximately 25%) and at a substantial discount to book value (approximately 80%), and that at $2.75, the Private Offering resulted in a much more modest discount to the market price and book value at the time the price was determined.

Our Board and management team worked hard over the past four years to reduce our risk profile, which we believe substantially contributed to the increase in the price of UCFC’s shares over the past 12-15 months; thereby, enabling us to sell the shares in the Private Offering at a significantly higher price than originally contemplated. Consequently, potential investors expressed a willingness to acquire additional shares at $2.75 per share, and the Board noted the advice of its financial advisors that obtaining a higher price was not feasible. The Board also considered the trading price of our shares over the last year compared to the past three years and our relatively low average trading volume. Accordingly, the Board determined that the $2.75 price for the common shares and the Preferred Shares (assuming approval of the Conversion) was fair.

The Board also discussed that UCFC must be a source of strength to Home Savings pursuant to provisions of the Dodd-Frank Act and the Company’s Savings Association Support Agreement with the FRB (as successor-in-interest to the OTS). The Board concluded that without outside sources of capital, that UCFC cannot effectively act as a source of strength, and that the offering will enable UCFC to maintain a higher level of capital in the event future capital infusions into Home Savings are necessary.

The Board determined that a capital raise involving the issuance of a combination of preferred and common shares in a private offering would have the highest probability of success in the most expeditious time frame, allowing us to fulfill our commitment to our regulators as a condition to executing the bulk sale to raise our Tier 1 Leverage ratio to 9.0% by March 31, 2013. The Board also discussed the need for shareholder approval for the issuance of certain of the shares under the NASDAQ rules and the uncertainty of the amount of capital that would be raised in a rights offering.

Based upon a review of other preferred share offerings, the Bank determined that the 12% dividend rate on the Series A Preferred Shares was a market rate, and it considered that we will need prior regulatory approval to pay the dividends. Accordingly, the Board determined that a private placement of preferred shares would allow us to raise capital prior to, and without the delay or uncertainty inherent in, seeking the shareholder approval and conducting a large rights offering. The Board believed it was imperative to raise capital to levels that were commensurate with our risk profile, which the Board believed would allow UCFC and Home Savings to begin pursuing growth strategies, satisfy our regulatory commitments in the timeliest manner possible and increase the probability that regulators would terminate the Holding Company Order and MOU in the most timely manner possible.

Based upon the discussions and analysis presented to the Board, and after considering the extensive prior deliberations and efforts made to raise capital, the Board determined that it was in UCFC’s, Home Savings’ and our shareholders’ best interests to raise $47.0 million through the Private Offering, the Insider Offering and a $5.0 million rights offering to shareholders as further described below.

Summary of the Provisions of the Purchase Agreements

The following description of the Purchase Agreements is summary in nature and does not purport to be a complete description of all the terms of the Purchase Agreements, and is qualified in its entirety by reference to the form of Purchase Agreement attached hereto as Appendix A.

Shares Purchased and Price

On January 11, 2013, UCFC entered into a Purchase Agreement with each of the 28 Investors, pursuant to which the Investors agreed to invest an aggregate of $39.9 million in UCFC for 6,574,272 newly issued common shares of UCFC, at a purchase price of $2.75 per share, and 7,942 newly created and issued Preferred Shares, at a purchase price of $2,750 per share. UCFC closed the Private Offering, as contemplated by the Purchase Agreements, on March 22, 2013.

Conversion

Pursuant to the Purchase Agreements, UCFC has agreed to call a special meeting of shareholders to vote on the approval of the Conversion of the Preferred Shares and the issuance of common shares upon such Conversion. Upon UCFC shareholder approval, each of the Preferred Shares will automatically convert into 1,000 common shares of UCFC. The Investors as a group are expected to have purchased in the Private Offering approximately 29.0% of UCFC’s outstanding common shares following the transactions contemplated by the Purchase Agreements, including the purchase of common shares by UCFC directors and officers and their affiliates, as described in Proposal 2, assuming the sale of 1,818,182 common shares in the rights offering described below, and upon UCFC shareholder approval of the Conversion of the Preferred Shares; however, even without the sale of the common shares to the insiders or the sale of shares in the rights offering, each Investor has agreed for a one year period following the closing of the Private Offering not to own more than 9.9% of UCFC’s voting securities.

Rights Offering

Under the terms of the Purchase Agreements, UCFC will commence a rights offering to shareholders who were holders of record on the day immediately preceding the closing of the Private Offering, or March 21, 2013. Such shareholders will be offered non-transferable rights (“Rights”) to purchase common shares at the same per share purchase price of $2.75 to be paid by the Investors, for an aggregate offering of $5.0 million. No shareholder will be able to purchase common shares in the rights offering to the extent such shareholder would beneficially own more than 4.9% of UCFC’s voting securities. In the event the rights offering is over-subscribed, subscriptions by participating shareholders will be reduced proportionally: first, based on their pro rata ownership of the common shares on the business day before the closing of the Private Offering; and second, based on each shareholder’s particular over-subscription order as compared to the total over-subscription orders of all shareholders. The Investors will not be issued any Rights in the rights offering for the common shares or Preferred Shares purchased pursuant to the Purchase Agreements, unless such Investor was a shareholder prior to the Private Offering, but then only to the extent of such Investor’s prior ownership of UCFC common shares.

Registration Rights

The Purchase Agreements provide the Investors with registration rights with respect to the common shares purchased in the Private Offering and the common shares issuable upon Conversion of the Preferred Shares. The

Purchase Agreements require UCFC to file a resale registration statement, or statements if necessary, with respect to the Registrable Securities (as defined in the Purchase Agreements), within 120 days of the closing of the Private Offering, or July 19, 2013.

Representations and Warranties; Indemnification

The Purchase Agreements contain representations and warranties made by UCFC relating to, among other things, its:

•	organization and corporate authority,

•	ownership and control of its wholly-owned subsidiary, Home Savings,

•	capitalization,

•	financial statements,

•	reports with the SEC and other governmental entities,

•	properties and leases,

•	taxes,

•	significant commitments and contracts,

•	securities offerings,

•	pending litigation,

•	compliance with laws,

•	insurance,

•	labor matters,

•	benefits plans,

•	risk management,

•	environmental liability,

•	intellectual property,

•	agreements with regulatory agencies,

•	loan portfolio,

•	listing qualifications, and

•	directors’ and officers’ insurance.

Each Investor has also made certain representations and warranties relating to, among other things, the Investor’s:

•	organization,

•	authority,

•	investment intentions,

•	access to information,

•	residency,

•	ownership,

•	financial capability, and

•	knowledge.

The foregoing list of representations and warranties in the Purchase Agreements is summary in nature and does not purport to be a complete list of all of the representations and warranties of the Purchase Agreements, and is qualified in its entirety by reference to relevant provisions of the form of Purchase Agreement attached hereto as Appendix A.

The representations and warranties for each party to the Purchase Agreements will survive for two years following the closing of the Private Offering, expiring on March 22, 2015. Subject to the duration of the survival period, UCFC will be required to indemnify and defend the Investors, and the Investors will be required to indemnify and defend UCFC, from claims and damages resulting from any breach or inaccuracy of the other party’s representations, warranties, covenants or agreements and any losses arising out of or resulting from legal, administrative or other proceedings instituted by any governmental entity, shareholder or any other person. UCFC’s indemnification obligations are not triggered for any one claim unless an Investor incurs damages in excess of $100,000; anything below that amount is a “de minimis claim.” If a claim is not de minimis, then UCFC will only pay claims to the extent the total non-de minimis claims aggregate at least $500,000. At that point, UCFC would be responsible for all non-de minimis losses.

The representations and warranties and the covenants set forth in the Purchase Agreements have been made solely for the benefit of the parties to such agreements and (a) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate, (b) have been qualified by reference to the disclosure schedules to the Purchase Agreements, each of which contains certain disclosures that are not reflected in the text of such agreements, and (c) may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, UCFC.

Other Agreements

Each Investor has agreed not to acquire more than 9.9% of UCFC’s voting securities for one year after the closing of the Private Offering. Each Investor also has agreed to vote any shares purchased or previously owned in favor of the acquisition of common shares by Insiders (as described below) that is being considered at the Special Meeting; provided, however, that the Investors will not be permitted under NASDAQ Listing Rules to vote on the conversion of their Preferred Shares into common shares.

Material Terms of Preferred Shares

The following is a summary of the material terms and provisions of the preferences, limitations, and relative rights of the Preferred Shares as contained in the Certificate of Designations filed with the Secretary of State of Ohio. This summary is qualified in its entirety by the Certificate of Designations, a copy of which is attached hereto as Appendix B to this Proxy Statement. Shareholders are urged to carefully read the Certificate of Designations in its entirety.

Authorized Shares, Stated Value and Liquidation Preference.    UCFC has designated 7,942 shares as “Mandatorily Convertible, Noncumulative Preferred Stock, Series A,” which have no par value and a liquidation preference of $2,750 per share (the “Preferred Shares”).

Mandatory Conversion.    Each Preferred Share will automatically convert into 1,000 common shares immediately upon shareholder approval of this proposal.

Dividends.    Beginning on June 30, 2013, the Company shall pay a semi-annual non-cumulative cash dividend at an annual rate of 12.0%; provided, however, that the Company shall not be required to pay any dividend unless it has first received any required approvals from the FRB.

Ranking.    With respect to dividend rights and rights on liquidation, winding-up and dissolution, the Preferred Shares rank (i) on a parity with each other class of UCFC securities, the terms of which do not expressly provide that such class ranks senior or junior to the Preferred Shares as to dividend rights and rights on liquidation, winding-up and dissolution of the Company, and (ii) senior to UCFC’s common shares and each other class of capital stock, the terms of which expressly provide that it ranks junior to the Preferred Shares as to dividend rights and rights on liquidation, winding-up and dissolution. Unless and until the UCFC shareholders have approved the Conversion of the Preferred Shares, UCFC may not issue any preferred stock that would rank senior to the Preferred Shares without the express approval of the holders of at least a majority of the issued and outstanding Preferred Shares.

Maturity.    The Preferred Shares shall be perpetual until converted upon UCFC shareholder approval. The Preferred Shares are not subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Preferred Shares have no right to require redemption or repurchase of any Preferred Shares.

Redemption.    Subject to receipt of all required consents and approvals, UCFC may redeem, in whole or in part, at any time and from time to time, any Preferred Shares at the time outstanding at a redemption price equal to $2,750 per Preferred Share.

Voting Rights.    The Preferred Shares do not have any voting rights other than as required by law or when the approval of at least a majority of the Preferred Shares, voting as a separate class, is required with respect to certain matters, including (A) the authorization, creation or increase of the authorized amount of any class or series of senior equity securities; (B) amendments to the Articles of Incorporation that adversely affect the rights, preferences, privileges or voting powers of the Preferred Shares; and (C) any consummation of a binding share exchange or reclassification involving the Preferred Shares, or, in certain instances, of a merger or consolidation of UCFC with another corporation or other entity.

Liquidation.    In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, each holder of Preferred Shares will be entitled to receive for each Preferred Share, the sum of (i) liquidating distributions in an amount equal to the liquidation preference, plus any declared but unpaid dividends thereon to and including the date of such liquidation, out of assets legally available for distribution, before any distribution of assets is made to the holders of the common shares or any other junior securities and (ii) after all distributions have been made to holders of Preferred Shares pursuant to clause (i) of this sentence, liquidating distributions that would be made on the number of common shares equal to the base value divided by the applicable conversion price as if all of the outstanding Preferred Shares had been converted into common shares on such date of determination, simultaneous with any distribution of assets made to the holders of the common shares.

Potential Consequences if Proposal 1 is Approved

Dilution.    The issuance of common shares upon the Conversion of the Preferred Shares does not affect the rights of the holders of currently outstanding common shares. However, the common shares to be issued upon the Conversion of the Preferred Shares will cause substantial dilution to existing shareholders’ voting power and future earnings per share. Upon receipt of shareholder approval of this proposal, each Preferred Share will be automatically converted into 1,000 common shares, which is equal to the $2,750 per share liquidation amount of the Preferred Shares, divided by the conversion price of $2.75 per share. The outstanding Preferred Shares will be converted into approximately 7,942,000 common shares. As a result, we expect there to be a significant dilutive effect on both the earnings per share of our common shares and the book value per share of our common shares. In addition, our existing holders of common shares will incur substantial dilution of their voting power and will own a smaller percentage of our outstanding capital stock. UCFC shareholders have no preemptive rights to acquire the newly authorized common shares, and the Investors will not acquire any preemptive rights by purchasing the newly authorized shares.

Dilution of Voting Power Immediately After Closing of Private Offering and After Conversion(1)

	Aggregate Ownership of Common Shares Immediately Prior to Closing of Private Offering		Aggregate Ownership of Common Shares Immediately After Closing of Private Offering, Prior to Proposed Conversion		Aggregate Ownership of Common Shares Immediately After Proposed Conversion
Insiders(2)	2.4	%(3)	2.0	%(3)	1.7	%(3)
Investors	10.1	%(4)	25.0	%(4)	37.6	%(4)
Current shareholders who are not Investors or Insiders	87.5%		73.0%		60.8%

TOTAL	100.0%		100.0%		100.0%

(1)	Table does not take into consideration the potential impact of the Insider Offering.
(2)	As defined below. For purposes of this table only, the term “Insiders” includes executive officers James R. Reske, Gregory G. Krontiris and Matthew T. Garrity, who currently own shares but are not participating in the Insider Offering.
(3)	Aggregate ownership of Insiders does not include shares that the Insiders have the right to acquire within 60 days, pursuant to outstanding options, which would add an aggregate of 556,881 additional shares.
(4)	Includes 3,339,408 common shares owned in aggregate by four of the Investors prior to the Private Offering.

The following table presents UCFC’s unaudited pro forma earnings (loss) per share as adjusted for the pro forma impacts of closing the Private Offering and the Conversion of the Preferred Shares contemplated by this proposal. The pro forma earnings (loss) per share calculations assume no material pro forma impacts to net income (loss) for the periods shown. Pro forma earnings (loss) per share accounts for the issuance of 6,574,272 common shares in the Private Offering and assumes the Conversion of the Preferred Shares into 7,942,000 common shares.

Dilutive Effect on Earnings Per Share

(dollars in thousands, except per share data)	Year Ended 12/31/2012 (as reported)	Private Offering and Conversion Adjustments	Year Ended 12/31/2012 (as adjusted)
Net (loss) available to common shareholders	$(20,378)		$(20,378)
Weighted average common shares outstanding:
Basic	32,711	14,516	47,227
Diluted	32,711	14,516	47,227
Earnings (loss) per common share
Basic	$(0.62)		$(0.43)
Diluted	$(0.62)		$(0.43)

Although the dilutive effect of the Conversion is included in the pro forma information presented above, such presentation would not have been reflected in our previously filed financial statements. In accordance with Accounting Standards Codification (“ASC”) 260, Earnings Per Share, no potential common shares should be included in the calculation of earnings per share when a loss from continuing operations exists as the effect will always be anti-dilutive. Thus, diluted earnings per common share would not have reflected the Conversion of the Preferred Shares due to the fact that the Company was in a net loss position for the year ended December 31, 2012.

The following table presents UCFC’s book value per common share as adjusted for the pro forma impacts of the Private Offering issuance of common shares and Conversion of the Preferred Shares into common shares.

Dilutive Effect on Book Value Per Common Share

	As of 12/31/2012 (as reported)	Private Offering and Conversion Adjustments	As of 12/31/2012 (as adjusted)
Number of common shares outstanding	33,031,714	14,516,272	47,547,986
Book value per common share	$5.17		$4.34

Rights of Investors.    If shareholder approval is received for this proposal, the rights and privileges associated with the newly issued common shares upon Conversion of the Preferred Shares will be identical to the rights and privileges associated with the common shares held by our existing shareholders, including voting rights.

Elimination of Dividend and Liquidation Rights of Holders of Preferred Shares.    Approval of this proposal will result in the elimination of the dividend rights and liquidation preference existing in favor of the Preferred Shares. For more information regarding such dividend rights and liquidation preference, see “Material Terms of Preferred Shares” in this Proxy Statement.

Improved Balance Sheet and Regulatory Capital Level.    We received aggregate gross proceeds of approximately $39.9 million from the Private Offering, which strengthened our balance sheet and regulatory capital levels. On March 26, 2013, we contributed $16.0 million of the proceeds from the Private Offering to Home Savings, which we believe allowed us to keep the commitments we made to regulators to increase our Tier 1 Leverage Ratio to 9.0% or more by March 31, 2013. Upon Conversion of the Preferred Shares into common shares, our tangible common equity will be further strengthened. We have not determined with any reasonable certainty what we will use the remaining proceeds from the Private Offering for, except that we plan to use them to grow our Company, execute on our business plan and act as a source of strength to Home Savings in the event further capital infusions are necessary.

Market Effects.    Despite the existence of certain restrictions on transfer, the issuance of common shares upon Conversion of the Preferred Shares could affect trading patterns and adversely affect the market price of our common shares. If significant quantities of our common shares are issued upon Conversion of the Preferred Shares and are sold (or if it is perceived that they may be sold) into the public market, the trading price of our common shares could be adversely affected. Despite this potential negative effect, once the shares in the Private Offering have been registered with the SEC and listed on the NASDAQ Global Market (and assuming the Conversion is approved by shareholders) the increase in the number of our common shares outstanding may result in an increase in the daily trading volume of UCFC shares, and thereby provide increased liquidity for shareholders. However, we cannot predict whether any of these effects will occur, or their magnitude.

Potential Consequences if Proposal 1 is Not Approved

Preferred Shares Remains Outstanding.    Unless shareholder approval of this proposal is received or unless our shareholders approve a similar proposal at a subsequent meeting, the Preferred Shares will remain outstanding in accordance with their terms.

Continuing Dividend Payments.    Until shareholders have approved this proposal, we will be required to pay dividends on the Preferred Shares, on a noncumulative basis, when, as and if declared by the Board, at the rate of 12% per annum on the liquidation amount, although only as such dividend payments are permitted by our regulators.

Restriction on Payment of Dividends.    For as long as the Preferred Shares remain outstanding, if dividends payable on all outstanding shares of the Preferred Shares have not been declared and paid, or declared and funds set aside therefor, we will not be permitted to declare or pay dividends with respect to, or redeem, purchase, or acquire any of our junior or parity securities, currently our common shares.

Liquidation Preference.    Until shareholders have approved this proposal, the Preferred Shares will retain a senior liquidation preference over our common shares in connection with any liquidation of UCFC and, accordingly, no payments will be made to holders of our common shares upon any liquidation of the Company unless the full liquidation preference on the Preferred Shares is paid.

Vote Required

Provided that a quorum is present, Proposal 1 will be approved if a majority of the votes cast on the proposal vote in favor of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE APPROVAL OF THE ISSUANCE OF COMMON SHARES UPON THE CONVERSION OF PREFERRED SHARES.

PROPOSAL 2 — ISSUANCE AND SALE OF COMMON SHARES TO INSIDERS

Summary of the Proposed Issuance

On January 11, 2013, UCFC entered into a Subscription Agreement (each, a “Subscription Agreement,” and collectively, the “Subscription Agreements”) with certain of UCFC’s directors, officers, consultants and their affiliates (each an “Insider,” and collectively, the “Insiders”). In February 2013, Marty E. Adams, who previously served as a consultant to the Company, joined the Board; accordingly, there are no Subscription Agreements with any consultants. For a total purchase price of approximately $2.1 million, UCFC has agreed to issue 755,820 newly issued common shares of UCFC, at a price of $2.75 per common share (the “Insider Offering”), pending the approval of UCFC’s shareholders. A copy of the form of Subscription Agreement is included as Appendix B to this Proxy Statement.

Reasons for Seeking Shareholder Approval

NASDAQ Listing Rule 5635(c) also requires shareholder approval for certain equity compensation arrangements. Under NASDAQ interpretations of Rule 5635, the issuance of common stock by a company to its directors, officers, consultants or their affiliates in a private placement at a price less than the market value of the stock is considered a form of “equity compensation” by NASDAQ and requires shareholder approval. At the time UCFC entered into the Subscription Agreements with the Insiders, the price per share of $2.75 for the Insider Offering was less than the closing price immediately preceding the time that UCFC entered into the Subscription Agreements, at $3.05 per common share.

As a result, NASDAQ requires that the shareholders approve the issuance of common shares to the Insiders under the Subscription Agreements. Assuming the presence of a quorum, this proposal will be approved if a majority of the votes cast in person or by proxy at the Special Meeting vote in favor of the proposal to issue 755,820 common shares, at $2.75 per common share, to the Insiders named below and for the amounts indicated. As such, abstentions and broker non-votes will not count as votes for or against the proposal and will have no effect on the outcome.

Summary of the Provisions of the Subscription Agreements

The following description of the Subscription Agreements is summary in nature and does not purport to be a complete description of all the terms of the Subscription Agreements, and is qualified in its entirety by reference to the form of Subscription Agreement attached hereto as Appendix B.

Shares Purchased and Price

On January 11, 2013, UCFC entered into a Subscription Agreement with each of the 20 Insiders, pursuant to which the Insiders agreed to invest an aggregate of approximately $2.1 million in UCFC for 755,820 newly issued common shares of UCFC, at a purchase price of $2.75 per share.

Insider Acknowledgements, Representations and Warranties

Each Insider acknowledged and represented and warranted to UCFC as to:

•	receiving access to all books of account and records of UCFC and an opportunity to ask questions of UCFC’s executive officers;

•	the degree of risk involved in the investment;

•	the intention to purchase common shares for such Insider’s own account, for investment purposes only, without any present intention or need to sell such common shares;

•	the restrictions on transferability of the common shares;

•	being an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended;

•

the obligations to indemnify and hold harmless UCFC and its officers and directors for any claims resulting from a misrepresentation by the Insider or failure to comply with the Subscription Agreement;

•	recognition of the requirement of shareholder approval before completing the sale of common shares; and

•	the closing, to take place at 5:00 p.m. on the first business day immediately following the day on which shareholders approve the issuance to the Insiders.

Interest of UCFC’s Directors, Executive Officers and Their Affiliates in the Proposal

The following table shows the amount of common shares to be purchased by each of the Insiders in the Insider Offering and the amount of “equity compensation” as interpreted under NASDAQ Stock Market Rule 5635 to each such Insider as a result of such purchase.

Name and Title	Number of Common Shares to be Purchased	Aggregate Difference Between Market Price and Purchase Price(1)
Richard J. Schiraldi, Chairman of the Board	36,364	$10,909
Patrick W. Bevack, President, CEO and Director	20,000	$6,000
Richard J. Buoncore, Director	127,273	$38,182
Eugenia C. Atkinson, Director	7,273	$2,182
Scott N. Crewson, Director	36,364	$10,909
Scott D. Hunter, Director	27,273	$8,182
David C. Sweet, Director	9,091	$2,727
Jude J. Nohra, General Counsel and Secretary	14,909	$4,473
Marty E. Adams, Director	136,364	$40,909
Lee Burdman, Director	10,000	$3,000
Lee Burdman 401(k)(2)	20,000	$6,000
Bonnie Burdman 401(k)(2)	10,000	$3,000
Purple Burd Limited Partnership(2)	15,000	$4,500
KB Kidz Limited Partnership(2)	45,909	$13,773
Kenneth Burdman Marital Exempt Trust(2)	40,000	$12,000
BLS Realty Corp.(2)	10,000	$3,000
Steven R. Altman(2)	100,000	$30,000
Jonathan A. Levy(2)	20,000	$6,000
Bruce Tamarkin(2)	10,000	$3,000
Jeffrey Grinstein(2)	10,000	$3,000
Jeffrey Simon(2)	50,000	$15,000

TOTAL	755,820	$226,746

(1)	The Aggregate Difference Between the Market Price and Purchase Price is calculated by multiply the number of common shares to be purchased by the difference between the purchase price of $2.75 per common share and the closing market price on the day before UCFC and the Insiders entered into the Subscription Agreements, or $3.05 per common share.
(2)	Each such entity or individual has been considered an associate of Lee J. Burdman. Mr. Burdman disclaims beneficial ownership of any common shares owned or to be purchased by such deemed associates.

Potential Consequences if Proposal 2 is Approved

Dilution. The issuance of common shares to the Insiders does not affect the rights of the holders of currently outstanding common shares. However, the common shares to be issued to the Insiders will cause dilution to existing shareholders’ voting power and future earnings per share. Upon receipt of shareholder approval of this proposal, UCFC will issue 755,820 common shares to the Insiders at a price of $2.75 per common share, for a total purchase price of approximately $2.1 million. As a result, we expect there to be a minor dilutive effect on both the earnings per share of our common shares and the book value per share of our common shares. In addition, our existing holders of common shares will incur dilution of their voting power and will own a smaller percentage of our outstanding capital stock. UCFC shareholders have no preemptive rights to acquire the newly authorized common shares, and the Insiders will not acquire any preemptive rights by purchasing the newly authorized shares.

Dilution of Voting Power Immediately After Closing of Insider Offering(1)

	Aggregate Ownership of Common Shares Immediately Prior to Closing of Insider Offering		Aggregate Ownership of Common Shares Immediately After Closing of Insider Offering
Insiders(2)	2.0	%(3)	3.8	%(3)
Investors	25.0	%(4)	24.6	%(4)
Current shareholders who are not Investors or Insiders	73.0%		71.6%

TOTAL	100.0%		100.0%

(1)	Table takes into consideration the impact of the closed Private Offering but does not take into consideration the potential impact of the Conversion.
(2)	For purposes of this table only, the term “Insiders” includes executive officers James R. Reske, Gregory G. Krontiris and Matthew T. Garrity, who currently own shares but are not participating in the Insider Offering.
(3)	Aggregate ownership of Insiders does not include shares that the Insiders have the right to acquire within 60 days, pursuant to outstanding options, which would add an aggregate of 556,881 additional shares.
(4)	Includes 3,339,408 common shares owned in aggregate by four of the Investors prior to the Private Offering.

The following table presents UCFC’s unaudited pro forma earnings (loss) per share as adjusted for the pro forma impact of closing the Insider Offering as contemplated by this proposal. The pro forma earnings (loss) per share calculations assume no material pro forma impact to net income (loss) for the periods shown. Pro forma earnings (loss) per share accounts for the issuance of 755,820 common shares in the Insider Offering.

Dilutive Effect on Earnings Per Share

(dollars in thousands, except per share data)	Year Ended 12/31/2012 (as reported)	Private Offering and Conversion Adjustments	Year Ended 12/31/2012 (as adjusted)
Net (loss) available to common shareholders	$(20,378)		$(20,378)
Weighted average common shares outstanding:
Basic	32,711	756	33,467
Diluted	32,711	756	33,467
Earnings (loss) per common share
Basic	$(0.62)		$(0.61)
Diluted	$(0.62)		$(0.61)

Although the dilutive effect of the Insider Offering is included in the pro forma information presented above, such presentation would not have been reflected in our previously filed financial statements. In accordance with ASC 260, Earnings Per Share, no potential common shares should be included in the calculation of earnings per share when a loss from continuing operations exists as the effect will always be anti-dilutive. Thus, diluted earnings per common share would not have reflected the Insider Offering due to the fact that the Company was in a net loss position for the year ended December 31, 2012.

The following table presents UCFC’s book value per common share as adjusted for the pro forma impacts of the Insider Offering issuance of common shares.

Dilutive Effect on Book Value Per Common Share

	As of 12/31/2012 (as reported)	Private Offering and Conversion Adjustments	As of 12/31/2012 (as adjusted)
Number of common shares outstanding	33,031,714	755,820	33,787,534
Book value per common share	$5.17		$5.05

Rights of Investors. If shareholder approval is received for this proposal, the rights and privileges associated with the newly issued common shares upon closing the Insider Offering will be identical to the rights and privileges associated with the common shares held by our existing shareholders, including voting rights.

Improved Balance Sheet and Capital Level. We will receive aggregate gross proceeds of approximately $2.1 million from the Insider Offering, which will help strengthen our balance sheet and capital levels.

Market Effects. Despite the existence of certain restrictions on transfer, the issuance of common shares upon closing the Insider Offering could affect trading patterns and adversely affect the market price of our common shares. If significant quantities of our common shares are issued upon closing the Insider Offering and are sold (or if it is perceived that they may be sold) into the public market, the trading price of our common shares could be adversely affected, although we cannot predict whether these effects will occur, or their magnitude.

Potential Consequences if Proposal 2 is Not Approved

Lost Opportunity to Gain Capital. If this proposal is not approved by shareholders, UCFC will forgo an opportunity to raise capital that could help strengthen our balance sheet and capital levels.

Aligning Interests of Insiders and Current Shareholders. If shareholders reject this proposal, they will be denying UCFC the opportunity to further strengthen the alignment between the interests of current shareholders and UCFC directors and management.

Current Beneficial Ownership Of UCFC Shares

The following table sets forth information about the only persons known to UCFC to own beneficially more than 5% of the outstanding UCFC common shares as of the Voting Record Date:

Name and address	Amount and nature of beneficial ownership		Percent of shares outstanding
United Community Financial Corp.	2,741,222	(1)	6.92%
Employee Stock Ownership Plan
2321 Kochs Lane
Quincy, IL 62305
Dimensional Fund Advisors LP	2,150,157	(2)	5.43%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746

(1)	First Bankers Trust Services, Inc., as the Trustee for the United Community Financial Corp. Employee Stock Ownership Plan (the ESOP), has sole investment power over the ESOP shares. The Trustee has no voting power over any of the shares as all of the shares have been allocated to participants.
(2)	Based on Schedule 13G/A, dated February 11, 2013, in which Dimensional Fund Advisors LP reports sole voting power over 2,109,490 shares and sole dispositive power over 2,150,157 of the shares reported.

The following table sets forth information regarding the number of UCFC common shares beneficially owned by each director and executive officer as of the Voting Record Date:

	Amount and nature of beneficial ownership
Name and address(1)	Sole voting or investment power		Shared voting or investment power		Percent of shares outstanding
Marty E. Adams	899		0		*
Eugenia C. Atkinson	44,537	(2)	0		*
Patrick W. Bevack	315,011	(2)	10,000		*
Richard J. Buoncore	10,089	(2)	76,562	(3)	*
Lee Burdman	11,227		0		*
Scott N. Crewson	6,903	(2)	40,997	(3)	*
Scott D. Hunter	34,409	(2)	0		*
Gregory G. Krontiris	109,204	(2)	0		*
James R. Reske	105,318	(2)	36,000		*
Richard J. Schiraldi	63,162	(2)	0		*
David C. Sweet	40,959	(2)	0		*
All directors and executive officers as a group (13 persons)	1,088,896	(2)	201,359	(4)	3.17%

*	Less than one percent of the total outstanding.
(1)	Each of the persons listed in this table may be contacted at the address of UCFC.
(2)	Includes the following number of shares that may be acquired upon the exercise of options awarded under the UCFC 1999 and 2007 Long-Term Incentive Plans: Mr. Bevack – 175,334; Mr. Krontiris – 60,000; Mr. Reske – 60,000; Mr. Schiraldi – 18,107 and each of Mrs. Atkinson and Messrs. Buoncore, Crewson, Hunter and Dr. Sweet – 4,000; and directors and executive officers as a group – 517,074.
(3)	Includes shares jointly owned with spouse.
(4)	Includes 1,800 shares owned by Mr. Nohra’s spouse and 30,000 shares jointly owned with Mr. Garrity’s spouse.

Potential Beneficial Ownership of UCFC Shares Upon Closing Insider Offering

The following table sets forth information regarding the number of UCFC common shares that would be owned by each director and executive officer upon closing the Insider Offering:

	Before Insider Offering(1)			After Insider Offering(1)
Name	Beneficially owned		Percent of outstanding shares	Beneficially owned		Percent of outstanding shares
Marty E. Adams	899		*	137,263		*
Eugenia C. Atkinson	44,537	(2)	*	51,810	(2)	*
Patrick W. Bevack	325,011	(2)(3)	*	345,011	(2)(3)	*
Richard J. Buoncore	86,651	(2)(3)	*	213,924	(2)(3)	*
Lee J. Burdman	11,227		*	41,227		*
Scott N. Crewson	47,900	(2)(3)	*	84,264	(2)(3)	*
Scott D. Hunter	34,409	(2)	*	61,682	(2)	*
Gregory G. Krontiris	109,204	(2)	*	109,204	(2)	*
James R. Reske	141,318	(2)(3)	*	141,318	(2)(3)	*
Richard J. Schiraldi	63,162	(2)	*	121,159	(2)	*
David C. Sweet	40,959	(2)	*	50,050	(2)	*
All directors and executive officers as a group (13 persons)	1,290,255	(2)(3)	3.17%	1,735,166	(2)(3)	4.19%

*	Less than one percent of the total outstanding.
(1)	Table takes into consideration the impact of the closed Private Offering but does not take into consideration the potential impact of the Conversion.
(2)	Includes the following number of shares that may be acquired upon the exercise of options awarded under the UCFC 1999 and 2007 Long-Term Incentive Plans: Mr. Bevack – 175,334; Mr. Krontiris – 60,000; Mr. Reske – 60,000; Mr. Schiraldi – 18,107 and each of Mrs. Atkinson and Messrs. Buoncore, Crewson, Hunter and Dr. Sweet – 4,000; and directors and executive officers as a group – 517,074.
(3)	Includes the following number of shares that are owned by, or jointly owned with, such director’s or officer’s spouse: Mr. Bevack – 10,000; Mr. Buoncore – 76,562; Mr. Crewson – 40,997; Mr. Reske – 36,000; Mr. Nohra – 1,800; and Mr. Garrity – 30,000.

Vote Required

Provided that a quorum is present, Proposal 2 will be approved if a majority of the votes cast on the proposal vote in favor of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE APPROVAL OF THE ISSUANCE OF COMMON SHARES IN THE INSIDER OFFERING.

PROPOSAL 3 — ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

This proposal would give the proxy holders discretionary authority to vote to adjourn the Special Meeting if there are not sufficient affirmative votes present at the Special Meeting to approve Proposals 1 and 2. Approval of this Proposal 3 will allow UCFC more time to solicit additional proxies to obtain sufficient shares voting in favor of Proposals 1 and 2. If UCFC is unable to adjourn the Special Meeting to solicit additional proxies, Proposals 1 and 2 may fail, not because shareholders voted against the proposals, but rather because there were not sufficient shares represented at the Special Meeting to approve the proposals. UCFC has no reason to believe at this time that an adjournment of the Special Meeting will be necessary.

Assuming the existence of a quorum, this proposal will be approved if a majority of the shares entitled to vote in person or by proxy at the Special Meeting vote in favor of this proposal. As such, abstentions and broker non-votes will count as a vote against this proposal.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE PROPOSAL OF A POTENTIAL ADJOURNMENT OF THE SPECIAL MEETING.

PROPOSALS OF SHAREHOLDERS AND OTHER MATTERS

The date of UCFC’s 2013 Annual Meeting of Shareholders has not yet been determined. Proposals for inclusion in the proxy statement for the 2013 Annual Meeting must be received by UCFC a reasonable time before the printing of that proxy statement. Based on management’s expectation that the meeting will be held within the next several months, proposals of qualified shareholders to be included in the proxy statement for the 2013 Annual Meeting should have been received by UCFC by the date of this Proxy Statement. Any proposals received after this date will not be included in the proxy statement for the 2013 Annual Meeting, and the proxies designated by the Board of UCFC may vote in their discretion on any proposal any shares for which they have been appointed proxies without mention of such matter in the proxy statement or on the proxy card for such meeting.

Management expects a representative of Crowe Horwath LLP, UCFC’s independent registered public accounting firm for the current fiscal year and last fiscal year, to be present at the Special Meeting, to have an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

Management knows of no other business that may be brought before the Special Meeting. It is the intention of the persons named in the enclosed Proxy to vote the Proxy in accordance with their best judgment on any other matters that may be brought before the Special Meeting.

INCORPORATION BY REFERENCE

The SEC allows the Company to “incorporate by reference” the information it files with the SEC, which means that the Company can disclose important information to you by referring you to those documents. The information the Company incorporates by reference is an important part of this Proxy Statement. The Company incorporates by reference the following sections of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012:

•	Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

•	Item 7A. Quantitative and Qualitative Disclosures About Market Risk

•	Item 8. Financial Statements and Supplementary Data

•	Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

•	Item 11. Executive Compensation

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Proxy Statement modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this Proxy Statement except as so modified or superseded.

The Company’s 2012 Annual Report on Form 10-K, including financial statements prepared in conformity with generally accepted accounting principles, accompanies the Proxy Statement mailed to shareholders of record as of the Voting Record Date.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. IF YOU HOLD YOUR SHARES IN “STREET NAME” WITH A BROKER OR OTHER NOMINEE, WE ENCOURAGE YOU TO PROMPTLY PROVIDE YOUR BROKER OR OTHER NOMINEE WITH VOTING INSTRUCTIONS IF YOU WANT YOUR SHARES VOTED AND TO CAREFULLY FOLLOW THE INSTRUCTIONS YOUR BROKER GIVES YOU PERTAINING TO THEIR PROCEDURES. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, WE URGE YOU TO COMPLETE, SIGN AND RETURN THE PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE.

By Order of the Board of Directors

Jude J. Nohra
General Counsel & Secretary

Youngstown, Ohio

April 22, 2013

REVOCABLE PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

UNITED COMMUNITY FINANCIAL CORP.

UNITED COMMUNITY FINANCIAL CORP.

SPECIAL MEETING OF SHAREHOLDERS

MAY 28, 2013

The undersigned shareholder of United Community Financial Corp. (“UCFC”) hereby constitutes and appoints Jude J. Nohra and James R. Reske, or either of them, as the Proxy or Proxies of the undersigned with full power of substitution and resubstitution, to vote at the Special Meeting of Shareholders of UCFC to be held at the Edward W. Powers Auditorium located in the De Yor Performing Arts Center, 260 West Federal Street, Youngstown, Ohio, on May 28, 2013, at 10:00 a.m. Eastern Time (the “Special Meeting”), all of the shares of UCFC that the undersigned is entitled to vote at the Special Meeting, or at any adjournment thereof, on each of the following proposals, all of which are described in the accompanying Proxy Statement:

1.	The issuance of an aggregate of 7,942,000 common shares of UCFC upon the conversion of UCFC’s recently issued 7,942 shares of Mandatorily Convertible Non-Cumulative Preferred Stock, Series A, to the outside accredited investors.

☐	FOR	☐	AGAINST	☐	ABSTAIN

2.	The issuance and sale of an aggregate of 755,820 common shares of UCFC to certain named insiders of UCFC at $2.75 per share.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	The grant of discretionary authority to the proxy holders to adjourn or postpone the Special Meeting as necessary to solicit sufficient votes for the approval of Proposals 1 and 2.

☐	FOR	☐	AGAINST	☐	ABSTAIN

4.	In their discretion, upon such other business as may properly come before the Special Meeting or any adjournments thereof.

IMPORTANT: Please sign and date this Proxy on the reverse side.

The Board of Directors recommends a vote “FOR” each of the proposals listed above.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise specified, the shares will be voted FOR Proposals 1, 2 and 3.

All Proxies previously given by the undersigned are hereby revoked. Receipt of the Notice of the Special Meeting, the accompanying Proxy Statement and the Annual Report on Form 10-K is hereby acknowledged.

☐	In order to accommodate all shareholders, please check if you plan on attending the Special Meeting.

Please sign exactly as your name appears on your Stock Certificate(s). Executors, administrators, trustees, guardians, attorneys and agents should give their full titles.

Signature	Signature

Print or Type Name	Print or Type Name

Dated:	Dated:

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE USA.